Confidential And Proprietary

SCHEDULE B

THIS SCHEDULE B is Schedule B to that certain Transfer Agency Services Agreement dated as of September 30, 2011 between BNY Mellon Investment Servicing (US) Inc. and First Trust Series Fund.

Portfolios

First Trust Preferred Securities and Income Fund

First Trust/Confluence Small Cap Value Fund

First Trust Short Duration High Income Fund

First Trust Managed Municipal Fund

First Trust WCM Focused Global Growth Fund

Amended:	November 1, 2012
November 6, 2015
June 14, 2022
October 2, 2024